DGSE COMPANIES, INC. EXECUTES DEFINITIVE
AGREEMENTS TO ACQUIRE ALL EQUITY INTERESTS, AND TO
ELIMINATE ALL DEBT, HELD BY STANFORD INTERNATIONAL
BANK

DALLAS, TX - February 5, 2010.  DGSE Companies, Inc. (NYSE Amex: “DGSE”), reported today that it had executed definitive agreements with the Receiver of Stanford International Bank, Ltd. (“SIB”) that provide for SIB to convert all of its related debt, accrued interest and other expenses into DGSE common stock, thereby eliminating the entire obligation, and DGSE or its assignees to acquire all of the equity interests owned by SIB . The agreements also terminate all existing agreements between the Company and SIB.

The transaction is subject to the approval of the United States District Court for the Northern District of Texas, Dallas Division, as well as other closing conditions as set forth in a Form 8-K which will be filed by the Company simultaneously herewith.  It is anticipated that additional Form 8-Ks will be filed upon the occurrence of material events related to this matter

William Oyster, President of DGSE said, “We are extremely pleased to have been able to enter into agreements that, if approved by the Court, will eliminate all of the issues related to SIB. Over the last year we have dealt with this institutional uncertainty by streamlining our operations and refocusing our efforts. At the conclusion of this process we will be leaner and more efficient and our financial statements will be stronger and more flexible."

DGSE Companies, Inc. wholesales, retails and auctions jewelry, diamonds, fine watches, and precious metal bullion and rare coin products to domestic and international customers through its Dallas Gold and Silver Exchange, Charleston Gold and Diamond Exchange, Superior Galleries operations as well as through the internet. DGSE also owns Fairchild International, Inc., one of the largest vintage watch wholesalers in the country.  In addition to its retail facilities in Dallas and Euless, Texas, Charleston, South Carolina and Woodland Hills, California, the Company operates live Internet auctions which can be accessed at www.dgse.com and through Superior Galleries' website at www.sgbh.com. Real-time price quotations and real-time order execution in precious metals are provided on another DGSE web site at www.USBullionExchange.com. Wholesale customers can access our full vintage watch inventory through the restricted site at www.FairchildWatches.com. DGSE also purchases precious metals, rare coins, watches, diamonds and jewelry through www.Americangoldandsilverexchange.com, www.SuperiorEstateBuyers.com and over 900 supporting websites. Through www.SuperiorPreciousMetals.com, we provide precious metals and rare coin investing and trading opportunities all across the United States.

The Company is headquartered in Dallas, Texas and its common stock trades on NYSE Amex Exchange under the symbol “DGSE”.

This press release includes statements which may constitute “forward-looking" statements, usually containing the words "believe", "estimate", “project", "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, uncertainty regarding approval of the Court of the transaction with SIB, continued acceptance of the Company's products and services in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission.